Exhibit 16.1

March 14, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners :

We have read the statements made by Magnachip Semiconductor Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K/A, as part of the Form 8-K/A of Magnachip Semiconductor Corporation dated March 11, 2025. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Samil PricewaterhouseCoopers

Seoul, Republic of Korea